Exhibit 99.2

MACK-CALI REALTY CORPORATION

NEWS RELEASE

For Immediate Release

Mack-Cali Realty Corporation

Reports Second Quarter 2020 Results

Jersey City, New Jersey – August 3, 2020 – Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the second quarter 2020.

SECOND QUARTER 2020 HIGHLIGHTS

-	Reported net income (loss) of $(0.41) per diluted share for the second quarter 2020 as compared to $(0.43) per diluted share for the second quarter 2019; and net income (loss) of $(0.88) per diluted share for the six months ended June 30, 2020, as compared to $2.24 per diluted share for the same period in 2019;

-	Achieved Core Funds from Operations per diluted share of $0.28 for the second quarter 2020, as compared to $0.40 for the second quarter 2019;

-	Roseland's 6,524-unit multifamily stabilized portfolio was 92.6% leased at June 30, 2020, with an average rent of $3,020 per unit;

-	Roseland's same-store portfolio, consisting of 4,838 units, experienced a 10.2% decrease in NOI over second quarter 2019. Over the same period, revenues decreased 5.2%, and expenses increased by 3.5%. Excluding a revenue write-off from a single corporate apartment provider of $0.9 million, same-store NOI would have been a decrease of 5.0% ;

-	Roseland continued lease-up activities at The Emery at Overlook Ridge in the second quarter with 248 units delivered to date. As of July 27, 2020, delivered units were 81% leased;

-	Leased 155,054 sq. ft. of commercial space: 54,734 sq. ft. on the Waterfront, 100,320 sq. ft. in class A suburban and suburban; growing Core portfolio office rental rates by 3.4% on a cash basis and 12.9% on a GAAP basis;

-	Core office portfolio was 80.3% leased, with the Waterfront at 78.6%, class A suburban portfolio at 89.5%, and Suburban at 77.4% leased at June 30, 2020;

-	The Company's office same-store portfolio, consisting of 4,508,801 sq. ft., experienced a 13.4% increase in Cash NOI and a 3.6% decrease in GAAP NOI in the second quarter 2020 over the second quarter 2019;

-	Office collections averaged 96% in the second quarter 2020 and are 98% in July 2020; Residential collections averaged 98% in the second quarter 2020 and are 99% in July 2020;

-	Declared regular $0.20 per share quarterly common stock dividend payable in cash; and

-	Due to the uncertainty of the impacts of the COVID-19 pandemic, the Company continues to believe it is prudent to withdraw its guidance for full year 2020 EPS and Core FFO.

MaryAnne Gilmartin, Mack-Cali Board Chair and Interim Chief Executive Officer stated, “As the Board embarks upon its search for a permanent CEO, my focus will be to continue operating the Company at the highest level. We remain committed to ensuring that our tenants, our communities, and our team remain healthy as we work to overcome the challenges associated with the COVID-19 pandemic.  Certainly our business and our results have been affected.  In my time as a member of the Board, I have come to appreciate that we have a very talented and engaged team that is highly committed to ensuring the ongoing success of the Company. We have great assets, strong operations, and a solid financial core. In the coming quarters, my focus will be to empower the organization to provide excellent service to our tenants, dispose of non-core assets, collect rents, retain tenants and lease up our New Jersey waterfront properties in order to build long-term value for our shareholders.”

FINANCIAL HIGHLIGHTS

* All per share amounts presented below are on a diluted basis.

Net income (loss) available to common shareholders for the quarter ended June 30, 2020 amounted to $(34.9) million, or $(0.41) per share, as compared to $(22.1) million, or $(0.43) per share, for the quarter ended June 30, 2019. For the six months ended June 30, 2020, net income (loss) available to common shareholders equaled $(74.8) million, or $(0.88) per share, as compared to $222.4 million, or $2.24 per share, for the same period last year.

Funds from operations (FFO) for the quarter ended June 30, 2020 amounted to $5.0 million, or $0.05 per share, as compared to $32.9 million, or $0.33 per share, for the quarter ended June 30, 2019. For the six months ended June 30, 2020, FFO equaled $34.7 million, or $0.35 per share, as compared to $72.5 million, or $0.72 per share, for the same period last year

For the second quarter 2020, Core FFO was $28.0 million, or $0.28 per share, as compared to $40.0 million, or $0.40 per share for the same period last year. For the six months ended June 30, 2020, Core FFO equaled $61.3 million, or $0.61 per share, as compared to $80.9 million, or $0.80 per share, for the same period last year.

OPERATING HIGHLIGHTS

Office

The Company's consolidated Core office properties (including Discontinued Operations) were 80.3 percent leased at June 30, 2020, as compared to 81.1 percent leased at March 31, 2020 and 79.8 percent leased at June 30, 2019.

Second quarter 2020 same-store GAAP revenues for the office portfolio decreased by 5.3 percent while same-store GAAP NOI decreased by 3.6 percent from the same period in 2019. Second quarter 2020 same store cash revenues for the office portfolio increased by 4.3 percent while same store cash NOI grew by 13.4 percent from 2019. Same store cash revenues and same store cash NOI exclude straight-line rent and FAS 141 adjustments.

For the quarter ended June 30, 2020, the Company executed eight leases at its Core office portfolio, totaling 155,054 square feet. Of these totals, one lease for 10,512 square feet (6.8 percent) was a new lease and seven leases for 144,542 square feet (93.2 percent) were lease renewals and other tenant retention transactions.

Rental rate roll-up for the Core portfolio for second quarter 2020 transactions was 3.4 percent on a cash basis and 12.9 percent on a GAAP basis.

Multifamily

Roseland's stabilized operating portfolio was 92.6 percent leased at June 30, 2020, as compared to 95.7 percent at March 31, 2020 predominantly based on a dramatic decrease in new lease traffic. Excluding the corporate write-off, same-store revenues decreased by 1.9 percent resulting in same-store net operating income decrease of 5.0 percent for the second quarter 2020 as compared to second quarter 2019. For the six months ended June 30, 2020, same-store revenues increased 1.7 and NOI increased 2.1 percent over the same period in 2019.

At quarter end, Roseland had 1,942 units under construction across five projects (inclusive of the Emery). This aggregate $1 billion construction portfolio has a projected stabilized yield of approximately 6.15 percent.

Hotels and Parking

The Company’s Residence Inn at Port Imperial remained open through the second quarter 2020 experiencing average occupancy of 70 percent. The Company’s remaining two hotels, the Envue, which is wholly owned, and the Hyatt, which is owned through a 50/50 joint venture with Hyatt, were closed in the second quarter 2020.

The Company recorded $21.9 million of parking revenues in 2019. Typically, approximately 40 percent of the Company’s parking revenue comes from transient office workers and visitors to the neighborhoods. Second quarter parking revenues were down $2.5 million or 45 percent over the previous year’s quarter.

TRANSACTION ACTIVITY

In April 2020, 111 River Street, a 566,000-square-foot office building in Hoboken, New Jersey, was contracted for sale for $244.5 million, or $432 per square foot, which is subject to due diligence.

Subsequent to quarter-end, the Company executed a term sheet for a $165 million mortgage loan with its current lender on the BLVD 475 (f.k.a. Monaco) to replace its existing debt effective by year end 2020.

SUBURBAN OFFICE DISPOSITION UPDATE

Subsequent to quarter end, the Company executed an amendment to its agreement to sell the Parsippany and Giralda Farms portfolio, as follows:

-	Phase 1, now scheduled to close in third quarter 2020, includes 11 buildings in Morris County for a gross purchase price of $167.6 million.

-	Subsequent to quarter-end, the Company completed a sale for one of the 11 buildings in Phase 1, 3 Giralda Farms, a vacant 141,000-square-foot office building in Madison, NJ for a gross price of $8 million.

-	Phase 2, now scheduled to close in fourth quarter 2020, includes 4 buildings in Morris County for a gross purchase price of $105.8 million.

The remaining office portfolios in Monmouth, Short Hills and MetroPark are now expected to close either in the fourth quarter of 2020 or early 2021.

BALANCE SHEET/CAPITAL MARKETS

As of June 30, 2020, the Company had a debt-to-undepreciated assets ratio of 50.2 percent compared to 48.0 percent at December 31, 2019 and 42.7 percent at June 30, 2019. Net debt to adjusted EBITDA for the quarter ended June 30, 2020 was 13.0x compared to 9.5x for the quarter ended June 30, 2019. The Company's interest coverage ratio was 2.6x for the quarter ended June 30, 2020, compared to 2.9x for the quarter ended June 30, 2019.

DIVIDEND

In July 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per common share for the second quarter 2020, which was paid on July 24, 2020 to shareholders of record as of July 13, 2020.

CONFERENCE CALL/SUPPLEMENTAL INFORMATION

An earnings conference call with management is scheduled for August 3, 2020 at 8:00 a.m. Eastern Time, which will be broadcast live via the Internet at:

https://edge.media-server.com/mmc/p/va454g8t

The live conference call is also accessible by calling (323) 289-6576 and requesting the Mack-Cali earnings conference call.

The conference call will be rebroadcast on Mack-Cali’s website at http://investors.mack-cali.com/corporate-profile beginning at 10:00 a.m. Eastern Time on August 3, 2020.

A replay of the call will also be accessible August 3, 2020 through August 10, 2020 by calling (719) 457-0820 and using the pass code, 5690090.

Copies of Mack-Cali’s Second Quarter 2020 Supplemental Operating and Financial Data is available on Mack-Cali’s website, as follows:

Second Quarter 2020 Form 10-Q:

http://investors.mack-cali.com/sec-filings

Second Quarter 2020 Supplemental Operating and Financial Data:

http://investors.mack-cali.com/quarterly-supplementals

In addition, once filed, these items will be available upon request from:

Mack-Cali Investor Relations Department - Deidre Crockett

Harborside 3, 210 Hudson St., Ste. 400, Jersey City, New Jersey 07311

(732) 590-1025

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before noncontrolling interests in Operating Partnership, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable rental property transactions (including both acquisitions and dispositions), and impairments related to depreciable rental property, plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that as FFO per share excludes the effect of depreciation, gains (or losses) from property transactions and impairments related to depreciable rental property (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.

FFO per share should not be considered as an alternative to net income available to common shareholders per share as an indication of the Company’s performance or to cash flows as a measure of liquidity.  FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

Core FFO is defined as FFO, as adjusted for certain items to facilitate comparative measurement of the Company's performance over time. Core FFO is presented solely as supplemental disclosure that the Company's management believes provides useful information to investors and analysts of its results, after adjusting for certain items to facilitate comparability of its performance from period to period. Core FFO is a non-GAAP financial measure that is not intended to represent cash flow and is not indicative of cash flows provided by operating activities as determined in accordance with GAAP. As there is not a generally accepted definition established for Core FFO, the Company's measures of Core FFO may not be comparable to the Core FFO reported by other REITs. A reconciliation of net income per share to Core FFO in dollars and per share is included in the financial tables accompanying this press release.

ABOUT THE COMPANY

One of the country's leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout the Northeast. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city's flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully-integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

The information in this press release must be read in conjunction with, and is modified in its entirety by, the Quarterly Report on Form 10-Q (the “10-Q”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”). In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-Q, the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-Q and the Public Filings.

We consider portions of this report, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act. Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” "target," “continue” or comparable terminology. Forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

In addition, the extent to which the ongoing COVID-19 pandemic impacts us and our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

Contacts:	MaryAnne Gilmartin	David Smetana	Deidre Crockett
	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation
	Interim Chief Executive Officer	Chief Financial Officer	Chief Administrative Officer
	(732) 590-1040	(732) 590-1035	(732) 590-1025
	magilmartin@mack-cali.com	dsmetana@mack-cali.com	investorrelations@mack-cali.com

Mack-Cali Realty Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
REVENUES
Revenue from leases	$64,792	$73,018	$135,242	$152,409
Real estate services	2,755	3,530	5,748	7,372
Parking income	3,034	5,515	8,299	10,381
Hotel income	772	2,094	2,397	2,377
Other income	1,297	2,448	3,021	4,332
Total revenues	72,650	86,605	154,707	176,871

EXPENSES
Real estate taxes	10,573	11,018	21,510	22,662
Utilities	3,113	4,091	6,966	10,203
Operating services	15,633	17,913	31,697	34,712
Real estate services expenses	3,085	3,979	6,806	8,245
General and administrative	17,242	16,946	33,060	30,265
Depreciation and amortization	27,341	31,971	61,137	63,505
Land and other impairments	16,846	2,499	22,109	2,499
Total expenses	93,833	88,417	183,285	172,091

OTHER (EXPENSE) INCOME
Interest expense	(20,612)	(22,207)	(41,530)	(45,688)
Interest and other investment income (loss)	7	515	39	1,338
Equity in earnings (loss) of unconsolidated joint ventures	(946)	(88)	(1,654)	(769)
Gain on change of control of interests	-	-	-	13,790
Realized gains (losses) and unrealized losses on disposition of rental property, net	-	255	(7,915)	268,364
Gain on disposition of developable land	-	270	4,813	270
Gain on sale of investment in unconsolidated joint venture	-	-	-	903
Gain (loss) from extinguishment of debt, net	-	588	-	1,899
Total other income (expense)	(21,551)	(20,667)	(46,247)	240,107
Income (loss) from continuing operations	(42,734)	(22,479)	(74,825)	244,887
Discontinued operations:
Income from discontinued operations	21,729	7,952	43,722	16,180
Realized gains (losses) and unrealized losses on disposition of rental property and impairments, net	(11,929)	(5,802)	(39,675)	(5,802)
Total discontinued operations, net	9,800	2,150	4,047	10,378
Net income (loss)	(32,934)	(20,329)	(70,778)	255,265
Noncontrolling interests in consolidated joint ventures	829	847	1,005	2,095
Noncontrolling interest in Operating Partnership of income from continuing operations	4,626	2,647	8,292	(24,196)
Noncontrolling interests in Operating Partnership in discontinued operations	(937)	(213)	(388)	(1,050)
Redeemable noncontrolling interests	(6,471)	(5,006)	(12,942)	(9,673)
Net income (loss) available to common shareholders	$(34,887)	$(22,054)	$(74,811)	$222,441

Basic earnings per common share:
Income (loss) from continuing operations	$(0.51)	$(0.45)	$(0.92)	2.14
Discontinued operations	0.10	0.02	0.04	0.10
Net income (loss) available to common shareholders	$(0.41)	$(0.43)	$(0.88)	$2.24

Diluted earnings per common share:
Income (loss) from continuing operations	$(0.51)	$(0.45)	$(0.92)	$2.14
Discontinued operations	0.10	0.02	0.04	0.10
Net income (loss) available to common shareholders	$(0.41)	$(0.43)	$(0.88)	$2.24

Basic weighted average shares outstanding	90,629	90,533	90,622	90,516

Diluted weighted average shares outstanding	100,213	100,523	100,198	100,825

Mack-Cali Realty Corporation

Statements of Funds from Operations and Core FFO

(in thousands, except per share/unit amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss) available to common shareholders	$(34,887)	$(22,054)	$(74,811)	$222,441
Add (deduct): Noncontrolling interests in Operating Partnership	(4,626)	(2,647)	(8,292)	24,196
Noncontrolling interests in discontinued operations	937	213	388	1,050
Real estate-related depreciation and amortization on continuing operations (a)	30,199	34,619	66,895	68,412
Real estate-related depreciation and amortization on discontinued operations	1,452	17,246	2,905	33,621
Property Impairments on discontinued operations	-	5,802	-	5,802
Gain on change of control of interests	-	-	-	(13,790)
Gain on sale of investment in unconsolidated joint venture	-	-	-	(903)
Continuing operations: Realized (gains) losses and unrealized losses on disposition of rental property, net	-	(255)	7,915	(268,364)
Discontinued operations: Realized (gains) losses and unrealized losses on disposition of rental property, net	11,929	-	39,675	-
Funds from operations (b)	$5,004	$32,924	$34,675	$72,465

Add (Deduct):
(Gain) loss from extinguishment of debt, net	-	(588)	-	(1,899)
Land and other impairments	16,846	2,499	22,109	2,499
(Gain) on disposition of developable land	-	(270)	(4,813)	(270)
Dead deal costs	277	-	277	-
Severance/separation costs on management restructuring	891	-	2,838	1,562
Management contract termination costs	-	-	-	1,021
Reporting systems conversion costs	-	-	363	-
Proxy fight costs	5,017	4,171	5,816	4,171
New payroll tax consulting costs	-	1,313	-	1,313
Core FFO	$28,035	$40,049	$61,265	$80,862

Diluted weighted average shares/units outstanding (c)	100,213	100,523	100,198	100,825

Funds from operations per share/unit-diluted	$0.05	$0.33	$0.35	$0.72

Core funds from operations per share/unit diluted	$0.28	$0.40	$0.61	$0.80

Dividends declared per common share	$0.20	$0.20	$0.40	$0.40

Dividend payout ratio:
Core Funds from operations-diluted	71.48%	50.20%	65.42%	49.88%

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$1,103	$383	$4,350	$3,315
Tenant improvements & leasing commissions (d)	$2,897	$4,800	$10,990	$12,731
Tenant improvements & leasing commissions on space vacant for more than a year	$6,068	$4,216	$9,026	$7,698
Straight-line rent adjustments (e)	$(855)	$4,052	$1,277	$6,907
Amortization of (above)/below market lease intangibles, net (f)	$857	$1,058	$1,803	$2,095
Amortization of stock compensation	$2,496	$2,218	$5,108	$4,228
Amortization of lease inducements	$59	$279	$116	$583
Non real estate depreciation and amortization	$482	$511	$932	$1,050
Amortization of deferred financing costs	$1,060	$1,168	$2,084	$2,357

(a)	Includes the Company’s share from unconsolidated joint ventures, and adjustments for noncontrolling interests, of $3,340 and $3,024 for the three months ended June 30, 2020 and 2019, respectively, and $6,689 and $5,685 for the six months ended June 30, 2020 and 2019, respectively. Excludes non-real estate-related depreciation and amortization of $482 and $511 for the three months ended June 30, 2020 and 2019, respectively, and $932 and $1,050 for the six months ended June 30, 2020 and 2019, respectively.
(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See "Information About FFO" in this release.
(c)	Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (9,395 and 9,866 shares for the three months ended June 30, 2020 and 2019, respectively, and 9,419 and 10,014 for the six months ended June 30, 2020 and 2019, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).
(d)	Excludes expenditures for tenant spaces that have not been owned for at least a year.
(e)	Includes free rent of $3,301 and $5,410 for the three months ended June 30, 2020 and 2019, respectively, and $6,257 and $10,242 for the six months ended June 30, 2020 and 2019, respectively. Also, includes the Company's share from unconsolidated joint ventures of $(11) and $(96) for the three months ended June 30, 2020 and 2019, respectively, and $17 and $(325) for the six months ended June 30, 2020 and 2019, respectively.
(f)	Includes the Company's share from unconsolidated joint ventures of $0 and $0 for the three months ended June 30, 2020 and 2019, respectively, and $0 and $0 for the six months ended June 30, 2020 and 2019, respectively.

Statements of Funds from Operations (FFO) and Core FFO per Diluted Share

(amounts are per diluted share, except share counts in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss) available to common shareholders	$(0.41)	$(0.43)	$(0.88)	$2.24
Add (deduct): Real estate-related depreciation and amortization on continuing operations (a)	0.30	0.34	0.67	0.68
Real estate-related depreciation and amortization on discontinued operations	0.01	0.17	0.03	0.33
Redemption value adjustment to redeemable noncontrolling interests	0.03	0.19	0.06	0.22
Property Impairments on discontinued operations	-	0.06	-	0.06
Gain on change of control of interests	-	-	-	(0.14)
Gain on sale of investment in unconsolidated joint venture	-	-	-	(0.01)
Continuing operations: Realized (gains) losses and unrealized losses on disposition of rental property, net	-	-	0.08	(2.66)
Discontinued operations: Realized (gains) losses and unrealized losses on disposition of rental property, net	0.12	-	0.40	-
Noncontrolling interest/rounding adjustment	-	-	(0.01)	-
Funds from operations (b)	$0.05	$0.33	$0.35	$0.72

Add (Deduct):
(Gain) loss from extinguishment of debt, net	-	(0.01)	-	(0.02)
Land and other impairments / dead deal costs	0.17	0.02	0.22	0.02
(Gain) on disposition of developable land	-	-	(0.05)	-
Severance/separation costs on management restructuring	0.01	-	0.03	0.02
Management contract termination costs / reporting system conversion costs	-	-	-	0.01
Proxy fight costs	0.05	0.04	0.06	0.04
New payroll tax consulting costs	-	0.01	-	0.01
Noncontrolling interest/rounding adjustment	-	0.01	-	-
Core FFO	$0.28	$0.40	$0.61	$0.80

Diluted weighted average shares/units outstanding (c)	100,213	100,523	100,198	100,825

(a)	Includes the Company’s share from unconsolidated joint ventures of $0.04 and $0.04 for the three months ended June 30, 2020 and 2019, respectively, and $0.08 and $0.09 for the six months ended June 30, 2020 and 2019, respectively.
(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.
(c)	Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (9,395 and 9,866 shares for the three months ended June 30, 2020 and 2019, respectively, and 9,419 and 10,014 for the six months ended June 30, 2020 and 2019, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

Mack-Cali Realty Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts) (unaudited)

	June 30,	December 31,
	2020	2019
Assets
Rental property
Land and leasehold interests	$647,563	$653,231
Buildings and improvements	3,402,053	3,361,435
Tenant improvements	142,989	163,299
Furniture, fixtures and equipment	83,359	78,716
	4,275,964	4,256,681
Less – accumulated depreciation and amortization	(579,675)	(558,617)
	3,696,289	3,698,064
Rental property held for sale, net	1,078,422	966,497
Net investment in rental property	4,774,711	4,664,561
Cash and cash equivalents	26,295	25,589
Restricted cash	14,144	15,577
Investments in unconsolidated joint ventures	200,409	209,091
Unbilled rents receivable, net	95,101	95,686
Deferred charges, goodwill and other assets, net	237,904	275,102
Accounts receivable	11,448	7,192

Total assets	$5,360,012	$5,292,798

Liabilities and Equity
Senior unsecured notes, net	$572,068	$571,484
Unsecured revolving credit facility and term loans	329,000	329,000
Mortgages, loans payable and other obligations, net	2,089,397	1,908,034
Dividends and distributions payable	1,574	22,265
Accounts payable, accrued expenses and other liabilities	217,875	209,510
Rents received in advance and security deposits	37,543	39,463
Accrued interest payable	10,104	10,185
Total liabilities	3,257,561	3,089,941
Commitments and contingencies

Redeemable noncontrolling interests	508,955	503,382

Equity:
Mack-Cali Realty Corporation stockholders’ equity:
Common stock, $0.01 par value, 190,000,000 shares authorized, 90,596,723 and 90,595,176 shares outstanding	906	906
Additional paid-in capital	2,533,686	2,535,440
Dividends in excess of net earnings	(1,135,559)	(1,042,629)
Accumulated other comprehensive income (loss)	-	(18)
Total Mack-Cali Realty Corporation stockholders’ equity	1,399,033	1,493,699

Noncontrolling interests in subsidiaries:
Operating Partnership	148,039	158,480
Consolidated joint ventures	46,424	47,296
Total noncontrolling interests in subsidiaries	194,463	205,776

Total equity	1,593,496	1,699,475

Total liabilities and equity	$5,360,012	$5,292,798